Exhibit 99.1

NEWS RELEASE

Tenet Announces Private Offering of

Senior Secured and Unsecured Notes to Refinance $3.541 Billion in Outstanding Notes

DALLAS – June 5, 2017 – Tenet Healthcare Corporation (NYSE: THC) intends to refinance $3.541 billion of its currently outstanding notes by offering to sell $3.780 billion of newly issued notes through a private placement. The offering will include:

•	$830 million aggregate principal amount of newly issued senior secured first lien notes due 2024 issued by Tenet (the “Tenet secured first lien notes”);

•	$1.040 billion in aggregate principal amount of newly issued senior secured first lien notes due 2024 issued by THC Escrow Corporation III (“THC Escrow Corp.”), a Delaware corporation established to issue the THC Escrow Corp. notes (as defined below) (the “THC secured first lien notes” and, together with the Tenet secured first lien notes, the “secured first lien notes);

•	$1.410 billion in aggregate principal amount of newly issued senior secured second lien notes due 2025 issued by THC Escrow Corp. (the “secured second lien notes”); and

•	$500 million in aggregate principal amount of newly issued senior unsecured notes due 2025 issued by THC Escrow Corp. (the “unsecured notes” and, together with the THC secured first lien notes and the secured second lien notes, the “THC Escrow Corp. notes;” the Tenet secured first lien notes and the THC Escrow Corp. notes, collectively, the “notes”).

Tenet intends to use the net proceeds from the sale of the notes, after payment of fees and expenses, to fund the redemption and discharge of:

•	$900 million aggregate principal amount of its outstanding Floating Rate Senior Secured Notes due 2020;

•	$500 million aggregate principal amount of its outstanding 8% Senior Notes due 2020;

•	$1.100 billion aggregate principal amount of its outstanding 5% Senior Notes due 2019; and

•	$1.041 billion aggregate principal amount of its outstanding 6.25% Senior Secured Notes due 2018 (collectively, the “redemptions”).

Upon the completion of the redemptions, the THC Escrow Corp. notes will become the obligations of Tenet.

The secured first lien notes will be guaranteed by certain of Tenet’s subsidiaries and secured on a first lien priority basis by a pledge of the capital stock and other ownership interests of certain of Tenet’s subsidiaries. The secured first lien notes will be effectively senior to Tenet’s existing and future second-priority secured debt and obligations to the extent of the value of the collateral securing such borrowings.

The secured second lien notes, upon becoming Tenet’s obligations, will be guaranteed by certain of Tenet’s subsidiaries and secured on a second lien priority basis by a pledge of the capital stock and other ownership interests of certain of Tenet’s subsidiaries. The secured second lien notes will be effectively senior to Tenet’s existing and future unsecured indebtedness and other liabilities to the extent of the value of the collateral securing such borrowings, and will be effectively subordinated to Tenet’s first-priority secured debt and obligations to the extent of the value of the collateral securing such amounts.

The unsecured notes, upon becoming Tenet’s obligations, will be Tenet’s general unsecured senior obligations and will rank equally in right of payment with Tenet’s existing and future senior unsecured obligations, will rank senior in right of payment to all of Tenet’s existing and future unsecured subordinated obligations, will be effectively subordinated to all of Tenet’s existing and future senior secured obligations to the extent of the value of the collateral securing its senior secured obligations, and will be effectively subordinated to all obligations and liabilities of Tenet’s subsidiaries to the extent of the value of the assets of such subsidiaries.

The notes to be offered will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any other state securities laws. As a result, they may not be offered or sold in the United States or to any U.S. persons, except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the notes will be offered only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. A confidential offering memorandum for the notes will be made available to such eligible persons. The offering will be conducted in accordance with the terms and subject to the conditions set forth in such offering memorandum.

This news release is neither an offer to sell nor a solicitation of an offer to buy, nor shall there be any sale of, these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the company operates 80 general acute care hospitals, 20 short-stay surgical hospitals and approximately 470 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Corporate Communications Lesley Bogdanow 469-893-2640 mediarelations@tenethealth.com	Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com

This release contains “forward-looking statements” – that is, statements that relate to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include, but are not limited to, uncertainties about the timing or amount of the proposed offering, whether the offering will be completed, the expected purposes of the offering and the factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2016, Form 10-Q for the quarterly period ended March 31, 2017 and other filings with the Securities and Exchange Commission.

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